Exhibit 10.2

June 14, 2011

Ronald Bruce Johnson

Dear Ron:

We are pleased to confirm our employment offer to you for the position of Chief Executive Officer of J. C. Penney Company, Inc. (“the Company”) as part of the of the Company’s Board of Director’s execution of its strategy and succession plan. As Chief Executive Officer you will be responsible for leading all merchandising functions including Merchandising, Buying, Marketing, Product Development and Sourcing, and Planning and Allocation. Your start date will be November 1, 2011 at which time you will become a member of the Executive Board. In addition, effective August 1, 2011 you will become a member of the Company’s Board of Directors (Board).

Your total compensation summary is detailed below:

Base Salary:  $1,500,000.  ($62,500 semi-monthly).

Annual Performance Based Incentive
•	25% of the annual incentive will be based on the achievement of the Company’s Revenue goal.
•	25% of the annual incentive will be based on the achievement of the Company’s Operating Profit goal.
•	50% of the annual incentive will be based on the achievement of your individual annual performance objectives.
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Your target incentive opportunity is 125% of your Base Salary and your maximum incentive opportunity is 2 times your target incentive opportunity, or 250% of your Base Salary. Assuming employment for a full fiscal year, your incentive compensation amount at target would be $1,875,000, for total earnings of $3,375,000. If maximum results are achieved, your incentive compensation would be $3,750,000, for total earnings of $5,250,000. If threshold level results are not achieved, the incentive compensation opportunity is $0.

•	Incentive compensation under this program for the current year is prorated based upon the actual number of months you participate in the program.

Restricted Stock Unit Award
You will receive a restricted stock unit award on the commencement of your employment with the Company. The number of restricted stock units included in your award will be determined by dividing $50,000,000, the agreed on value of your restricted stock unit award, by the closing price of the common stock of the Company (Common Stock) on the day prior to the day you accept the offer of employment regardless of the fair market value of the Common Stock on November 1, 2011, the effective date of your employment and the actual grant date of your restricted stock unit award.
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Your restricted stock unit award will be a stand-alone grant authorized by the Committee of the Whole of the Board of Directors and will be in the form attached hereto as Exhibit A.  The grant date of your restricted stock unit award will be November 1, 2011.  The Common Stock potentially issuable under the restricted stock unit award will be registered on a Form S-8 Registration Statement under the Securities Act of 1933 and listed on the New York Stock Exchange (or such other exchange on which the Common Stock may be listed from time-to-time).

Your restricted stock unit award will fully vest on January 27, 2012 provided you are actively employed on that date with no break in service.  In addition, your restricted stock unit award will fully vest if (i) your employment with the Company is terminated prior to January 27, 2012 as a result of your death or disability, or (ii) prior to January 27, 2012 you are involuntarily terminated by the Company other than for cause or you terminate your employment with the Company for good reason.  Each restricted stock unit shall at all times be deemed to have a value equal to the then-current fair market value of a share of Common Stock. At the time of vesting the Company will issue to you in cancellation of the restricted stock units, a number of shares of Common Stock equal to the number of vested restricted stock units.

Perquisites
As an executive officer of the Company, you are eligible to participate in the Financial Counseling Program and receive an Annual Health Exam.  You may select a firm for financial counseling, keeping within the Company guidelines.  The Company will pay up to $14,630 as a first-year fee and up to $10,125 annually for each succeeding year to cover the counseling firm’s fees.  The Company will also provide you with an allowance of up to $3,000 for an annual health exam.

Change in Control
As an executive officer of the Company, you are eligible to participate in the change in control plan the Company has in place on the effective date of your employment that is open to new employees.  A copy of the current change in control plan is included for your reference.

Indemnification
As an executive officer and a director of the Company you will be entitled to enter into the Company’s standard indemnification agreement which is offered to all of its officers and directors.  The indemnification agreement will be between you, the Company, and J. C. Penney Corporation, Inc.

Benefits
Our comprehensive benefits package includes options to choose:  healthcare (medical, dental, vision, flexible spending account); life insurance benefits; retirement benefits including 401(k) Savings Plan that includes a 3% Company matching contribution (the matching contribution is equal to a maximum of 3% on the first 6% of a participant’s contributions each pay period) and a 2% retirement account contribution, and a nonqualified deferred compensation plan.  Other benefits include vacation (with prior-service credit), and a wide range of additional programs available to you and your family.

The employment relationship existing between JCPenney and its employees is employment-at-will.  Under this relationship, JCPenney may, at any time, decide to end your employment with or without cause, prior notice or discipline at JCPenney’s sole discretion.  Likewise, you are free to end your employment at any time for any reasons with or without notice.

I look forward to your joining our team.

Regards,

/s/ Mike Ullman
Mike Ullman
jcpenney
Chairman & CEO

My signature acknowledges that I am accepting your offer of employment as outlined above. I acknowledge that this is not a contract of employment.

Name (Print):                 Ronald B. Johnson

Signature:                      /s/ Ronald B. Johnson

Date:                         June 14, 2011

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